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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                     FORM 4


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Ressler,                   Richard                S.
--------------------------------------------------------------------------------
     (Last)                     (First)             (Middle)

     j2 Global Communications, Inc.
     6922 Hollywood Blvd., Suite 900
--------------------------------------------------------------------------------
                                (Street)

     Hollywood                     CA                 90028
--------------------------------------------------------------------------------
      (City)                     (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     j2 Global Communications, Inc. (Nasdaq: JCOM)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     11/26/02 and 11/27/02
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |X|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     Chairman of the Board
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,                                                                                                          The reporting
$0.01 par value             11/26/02                 S(1)         1,000,000(2)    D     $22.00    2,200,878(2)   I     person is the
                                                                                                                       manager of
                                                                                                                       Orchard/JFAX
                                                                                                                       Investors,
                                                                                                                       LLC, the
                                                                                                                       direct
                                                                                                                       beneficial
                                                                                                                       owner
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,                                                                                                          The reporting
$0.01 par value             11/27/02                 S               20,000(2)    D     $24.00       77,561(2)   I     person is the
                                                                                                                       trustee of
                                                                                                                       Ressler
                                                                                                                       Family
                                                                                                                       Foundation,
                                                                                                                       the direct
                                                                                                                       beneficial
                                                                                                                       owner
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$0.01 par value                                                                                     250,000      D
====================================================================================================================================

================================================================================
TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Warrants     $9.60                                            IMMED    07/01/05 Common    77,079  N/A     77,079(2) I  The reporting
(Right                                                                          Stock,                                 person is the
to buy)                                                                         $0.01                                  manager of
                                                                                par value                              Orchard/JFAX
                                                                                                                       Investors,
                                                                                                                       LLC, the
                                                                                                                       direct
                                                                                                                       beneficial
                                                                                                                       owner
------------------------------------------------------------------------------------------------------------------------------------
Option to    $6.88                                            IMMED    07/12/10 Common      3,125 N/A(3)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Option to    $6.88                                            IMMED    07/12/10 Common      3,125 N/A(3)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Option to    $6.88                                           07/12/03  07/12/10 Common      3,125 N/A(3)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Option to    $6.88                                           07/12/04  07/12/10 Common      3,125 N/A(3)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Option to    $3.75                                            IMMED    12/28/11 Common     31,250 N/A(3)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Option to    $3.75                                           03/28/03  12/28/11 Common     31,250 N/A(3)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Option to    $3.75                                           03/28/04  12/28/11 Common     31,250 N/A(3)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Option to    $3.75                                           03/28/05  12/28/11 Common     31,250 N/A(3)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Option to    $3.75                                           12/28/02  12/28/11 Common     31,250 N/A(3)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Option to    $3.75                                           12/28/03  12/28/11 Common     31,250 N/A(3)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Option to    $3.75                                           12/28/04  12/28/11 Common     31,250 N/A(3)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Option to    $3.75                                           12/28/05  12/28/11 Common     31,250 N/A(3)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Option to    $3.75                                           12/28/02  12/28/11 Common      3,125 N/A(3)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Option to    $3.75                                           12/28/03  12/28/11 Common      3,125 N/A(3)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Option to    $3.75                                           12/28/04  12/28/11 Common      3,125 N/A(3)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Option to    $3.75                                           12/28/05  12/28/11 Common      3,125 N/A(3)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Option to    $14.10                                          06/25/03  06/25/12 Common      3,125 N/A(3)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Option to    $14.10                                          06/25/04  06/25/12 Common      3,125 N/A(3)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Option to    $14.10                                          06/25/05  06/25/12 Common      3,125 N/A(3)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Option to    $14.10                                          06/25/06  06/25/12 Common      3,125 N/A(3)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
====================================================================================================================================
Option to
purchase
Common Stock                                                                                               287,500   D
====================================================================================================================================

Explanation of Responses:

(1) Sold under Rule 144 to a market maker and thereafter resold to a single institutional investor.
(2) Reporting Person disclaims beneficial ownership of the shares in which he has no pecuniary interest.
(3)  Stock options granted pursuant to Issuer's stock option plan.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, SEE Instruct 4(b)(v). **Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.



     /s/ Richard S. Ressler                                 November 27, 2002
---------------------------------------------            ----------------------
     **Signature of Reporting Person                              Date